      As Filed with the Securities and Exchange Commission on June 20, 1997
                                 Registration No. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-3

                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933

                                       --------
                              UNAPIX ENTERTAINMENT, INC.
                (Exact name of Registrant as specified in its charter)

          Delaware                                      95-4404537
-------------------------------            ------------------------------------
(state or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


                                  200 Madison Avenue
                               New York, New York 10016
                                    (212) 252-7600
     (Address, including zip code, and telephone number, including area code, of
                      Registrant's principal executive offices)

                                     David M. Fox
                                      President
                                  200 Madison Avenue
                               New York, New York 10016
                                    (212) 252-7600
     (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   With a copy to:

       Lee A. Albanese, Esq.                         Michael R. Epps, Esq.
       V. Carl Walker, Esq.                          Unapix Entertainment, Inc.
       St. John & Wayne                              200 Madison Avenue
       Heron Tower - 70 East 55th Street             New York, New York 10016
       New York, New York 10022

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE

                                                                              Proposed            Proposed
                                                                               Maximum             Maximum             Amount of
                                                         Amount to be       Offering Price        Aggregate          Registration
Title of each Class of Securities to be Registered        Registered           Per Share        Offering Price            Fee
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share                    1,605,000          $ 4.50  (1)       $  7,222,500          $ 2,188.63
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                      722,250            6.00  (1)          4,333,500            1,313.18
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                      295,000            4.50  (1)          1,327,500              402.27
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                    1,089,059            4.44  (1)          4,835,422            1,465.27
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                       21,000            4.92  (1)            103,320               31.31
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                      513,666            4.44  (3)          2,280,677              691.11
                                                              (2)
----------------------------------------------------------------------------------------------------------------------------------
Class B redeemable common stock purchase                    156,718            ---   (4)          ---   (4)            ---   (4)
warrants
----------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee --------------------------        -----------        -------------       --------------         6,091.77
----------------------------------------------------------------------------------------------------------------------------------

  (1) These shares are to be issued pursuant to the exercise or conversion of Common Stock derivative securities and the proposed maximum offering price is computed in accordance with Rule 457(g).

  (2)  Consists of shares to be registered for resale by Selling Security
       Holders.

  (3) Estimated pursuant to Rule 457(c), solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low sales prices reported on June 17, 1997, as reported on the American Stock Exchange.

  (4)  Pursuant to Rule 457(g), no additional fee is required.
                             ____________________________

  Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of such securities.
                             ____________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                    UNAPIX ENTERTAINMENT, INC.

                           4,245,975 Shares of Common Stock
              156,718 Class B Redeemable Common Stock Purchase Warrants


    The securities of Unapix Entertainment, Inc. of (the "Company"), to which
this Prospectus relate include:   (i) 3,732,309 shares ("Derivative Shares") of
the Company's common stock, $.01 par value per share (the "Common Stock"), and 9,500 Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants"), to be issued upon exercise or conversion of certain of the Company's derivative securities (the "Derivative Securities"), more particularly described in "Plan of Distribution" (such Class B Warrants issuable upon exercise of Derivative Securities are referred to as "Derivative Class B Warrants"); (ii) 513,666 shares of Common Stock to be offered by certain persons (see "Selling Security Holders") that were acquired by them in private placements of such shares in connection with the acquisition by the Company of Miramar Images, Inc. and the merger of A Pix Entertainment, Inc., ("A Pix") with and into the Company (the "Selling Security Holder Shares"); and (iii) 147,218 Class B Warrants (the "Selling Security Holder Class B Warrants") to be offered by certain persons (see "Selling Security Holders") that were acquired by them in private placements in connection with (i) investments in a joint venture to fund the acquisition by A Pix of distribution rights, (ii) the waiver of certain rights with respect to an entertainment project, and (iii) services being rendered to the Company (the Selling Security Holders Shares together with the Selling Security Holder Class B Warrants are referred to as the "Selling Holder Securities"; the Derivative Shares, Derivative Class B Warrants together with the Selling Security Holder Securities are referred to as the "Securities").

    Each Class B Warrant expires on June 22, 1998, and entitles the holder to purchase 1.05 shares of Common Stock for $4.50 (i.e. at an exercise price of $4.28 per share). The exercise price of the Class B Warrants is subject to adjustment in certain events pursuant to the antidilution provisions thereof. The Class B Warrants are redeemable at a price of $.10 per Class B Warrant, prior to their expiration, provided that (i) prior notice of not less than 30 days is given to the Class B Warrant holders; (ii) the closing high bid price of the Common Stock on each of the 20 consecutive trading days (or such lesser number of days with the consent of the underwriter in the Company's initial public offering, but not fewer than 10 consecutive trading days) ending on the third day prior to the date on which the Company gives notice has been at least $5.70; and (iii) Class B Warrant holders shall have exercise rights until the time and date fixed for redemption.

    The Selling Security Holder Securities may be sold from time to time by the Selling Security Holders, or by pledgees, transferees or other successors in interest, on the American Exchange (or such other exchange on which the Securities are listed at the time of sale), or in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. See "Plan of Distribution."

    Additionally, this Prospectus has been prepared for use, with the prior consent of the Company, by certain holders of the Securities who may acquire the Securities and who may wish to sell such Securities in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Securities Act of 1933 (the "Act").

    This Prospectus also relates to such additional Securities which may be issuable pursuant to anti-dilution provisions of the Derivative Securities which Securities are being registered hereby pursuant to Rule 416 promulgated under the Act.

    Other than proceeds equal to the exercise price of certain of the Derivative Securities when exercised, the Company will receive no cash proceeds from the distribution of the securities offered hereby. The Common Stock and the Class B Warrants are primarily traded on the American Stock Exchange ("AMEX") under the symbols "UPX" and "UPX.WS.B.," respectively. On June 13, 1997 the closing price for the Common Stock and the Class B Warrants on the AMEX was $4.4375 and $.875, respectively.

                 SEE "RISK FACTORS" PAGE 3 FOR CERTAIN MATTERS TO BE
                         CONSIDERED BY PROSPECTIVE INVESTORS.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is              , 1997

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. 20549, at prescribed rates. In addition, such reports and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. The Company's Common Stock and Class B Warrants are listed on the American Stock Exchange, 86 Trinity Place, New York, New York 10006, and reports, proxy statements and other information filed by the Company can also be inspected at the office of such exchange.

    The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act, with the Commission covering the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

                              __________________________

    No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 1-11976) pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as filed and as amended.

    2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997.

    3. The description of the Securities as set forth in a Registration Statement Form 8-A, as filed with the Commission on July 27, 1995, together with any amendments or reports for the purpose of updating such description.

    4.   A Current Report on Form 8-K for event occurring on March 17, 1997.

    5. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute part of the registration statement or this Prospectus for purposes of the Act.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into this Prospectus, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Unapix Entertainment, Inc., 200 Madison Avenue, New York, New York 10016, Attention: Michael R. Epps, General Counsel (telephone (212) 252-7600).


                                     THE COMPANY

    The Company is primarily a worldwide licensor and distributor of feature films and television programs, principally for the television market (including free and pay television, cable and satellite) and the home video market (including video cassette and laser discs). The Company's current "library" of films and programs includes feature films, documentaries, children's programming, educational and special interest programming, musical concerts, comedy shows, adventure series, and classic films and serials (the "Properties").

    Prior to 1993, the Company primarily focused on the international distribution of older Properties. During 1993, the Company expanded its activities to exploit the increasing worldwide demand for television programming and home video products resulting from the fractionalization of the television viewing audience. A shift has occurred from mass audiences dominated by a few, free broadcast networks to niche audiences served by diverse cable, satellite and free television services, home video cassettes and other products.

    In order to capitalize on this evolution, during 1993 the Company implemented a plan to expand and diversify the Company's business into areas of domestic and foreign licensing, and domestic home video cassettes and laser disc distribution of newer Properties, including properties that are designed to appeal to a specific segmented audience. The Company has continued its expansion and diversification in each subsequent year by adding a significant number of newer Properties to its Library.

    In March 1997, the Company completed the acquisition of all of the capital stock of Miramar Images, Inc. ("Miramar"), which produces and distributes music videos and audio recordings primarily for the New Adult Contemporary Market, i.e., products that are designed principally to appeal to individuals over the age of 25.

    Currently, in addition to Miramar, the Company's operations consist principally of the following: the distribution of video cassettes to domestic home video rental stores via sales to wholesalers, which is conducted by A Pix Entertainment ("A Pix"); the distribution of Properties from the Company's library to foreign broadcasters and home video rental companies, which is conducted under the name of Unapix International; the licensing of Properties to the North American television market, which is conducted under the name Unapix North America; and the marketing of products that are intended to be purchased by consumers which is conducted by Unapix Consumer Products. During 1996, approximately 56% of the Company's revenues were attributable to A Pix.

    The Company was incorporated in Delaware on January 7, 1993 and is the successor to Majestic Entertainment, Inc., which was incorporated in California on January 6, 1986 and which was merged into the Company on March 23, 1993. The address of the Company's executive offices is 200 Madison Avenue, New York, New York 10016. The telephone number at that location is (212) 252-7600.


                                     RISK FACTORS

    The Securities offered hereby involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained herein, the following risk factors before purchasing any Securities offered hereby:

    1. Nature of the Entertainment Industry. The entertainment programming and audio compact disc and tape distribution business involves a substantial degree of risk. The success of a product depends upon unpredictable and changing factors such as competition and audience acceptance, which may bear little or no correlation to the Company's production and other costs. Audience acceptance of the Company's products represents a response not only to the artistic components of the products, but also to the level of advertising and promotion by the distributor and availability of alternative forms of entertainment and leisure time activities, general economic conditions and public taste, and other intangible factors, all of which change rapidly and cannot be predicted with certainty. In addition, as a result of the Company increasing its resources to film and television product earlier in its production and acquisition stages, the possibility always exist that the finished product may be different from that which was initially envisioned. Therefore, there is a substantial risk that some or all of the Company's products may not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

    2. Capital Intensive Industry; Additional Financing Requirements. The entertainment programming and audio compact disc and tape distribution and licensing industry is capital intensive and requires significant expenditures of funds to establish a library of Properties from which revenues may be generated. The Company could be dependent upon future financing in order to compete more effectively in the marketplace. The Company's cash requirements have been and will continue to be significant. If additional funding is unavailable to the Company when needed, the Company could be required to curtail significantly one or more aspects of its operations and the Company's business and financial condition could be materially adversely affected.

    3. Competition. The Company currently competes with other television and home video licensing and distribution companies as well as other recording companies, including many of which have longer-standing relationships in the industry, significantly greater financial resources and more extensive libraries than the Company. There can be no assurance that the Company will be able to compete successfully against these other companies.

    4.   Shift in Strategy.   Although members of management of the Company
have prior experience in film production, the Company has recently increased its involvement in film and television production activities with respect to which the Company has a limited track record. This shift in strategy toward an increased emphasis on motion picture production and acquisition may increase the rewards available to the Company, but may increase the risks as well.

    5.   Dependence Upon the Acquisition of Rights to Properties.   The
Company's business is dependent upon the acquisition of distribution rights to additional Properties in order to increase its library and thereby increase its ability to generate revenues. The Company's opportunity to acquire rights to additional Properties is limited by its financial resources, the suitability of available Properties to the Company's business focus and competition from similar companies.

    6    Income Forecast; Basis of Principal Assets; Possible Fluctuation in
Operating Results. Included in the Company's assets at December 31, 1996 are unamortized film costs of $17,048,000 which include costs incurred for the production, acquisition and distribution of its Properties and other rights acquired from third parties. Amortization of these costs is based on the "individual film forecast method" of accounting. This method, which is prescribed by generally accepted accounting principles and is standard practice in the entertainment industry, requires management to project future revenues to be generated by the Company's Properties and to amortize the costs of the Properties based on the percentage that revenue recognized bears to total projected revenues. There can be no assurance that management's projection of future revenues will be realized. Moreover, if the Company subsequently determines that future revenues will be less than originally projected, an adjustment would have to be made in the carrying value of deferred costs which could materially affect operating results reported in the period such adjustment is made. Accordingly, there may be significant fluctuation in quarterly financial results reported by the Company as a result of such adjustments.

    7. Outstanding Convertible Securities, Warrants and Options. There are currently 5,693,112 shares of Common Stock outstanding. In addition, 538,000 shares of Common Stock are issuable upon conversion of outstanding shares of the Company's Series A 8% Cumulative Convertible Preferred Stock ("Preferred Stock A"), 3,793,000 shares of Common Stock are issuable upon exercise of outstanding Common Stock purchase warrants, 2,084,000 shares of Common Stock are issuable upon the exercise of outstanding Common Stock purchase options granted to employees of, and consultants to, the Company, 57,750 shares of Common Stock are issuable upon exercise of outstanding options to purchase Preferred Stock A and the conversion of the shares of Preferred Stock A acquired upon the exercise thereof, and 1,605,000 shares of Common Stock are issuable upon conversion of $7,222,500 principal amount of 10% Convertible Subordinated Notes due June 30, 2003.

    Furthermore, (i) $3,025,000 principal amount of Variable Rate Senior Subordinated Notes are currently outstanding, half of which (for a limited period of time during 1998) are convertible, at the holder's option, into shares of Common Stock at a conversion rate based upon the market price of the Common Stock during the last sixty (60) trading days of 1997, (ii) Robert Baruc, the President of A Pix, is entitled to receive 200,000 shares of Common Stock as a result of the merger of A Pix with and into the Company, (iii) the Company has a stock option plan permitting the issuance of up to 600,000 shares of Common Stock (under which approximately another 160,000 options could be granted), and (iv) the Company's Board of Directors has authorized granting options to purchase up to 300,000 shares to be distributed among the Company's employees in such manner as the officers shall determine based upon the function of the applicable employees. [The options will have a ten year term but will not become exercisable until six months prior to their expiration unless the Company has pre-tax profits of at least $1,500,000 during 1997. If pre-tax earnings are $3,000,0000 for 1997, then all of the options will become exercisable. If pre-tax earnings are between $1,500,000 and $3,000,000 for 1997, then the options will become exercisable proportionately, based upon the extent pre-tax earnings exceed the 1,500,000 threshold (as an example, if pre-tax earnings are $2,250,000, then 50% of such options will become exercisable)].

    The possibility of exercise or conversion of such shares of Preferred Stock A, notes, warrants, options and other contractual rights and the inclusion of the underlying shares of Common Stock in the issued and outstanding Common Stock of the Company may adversely affect the market price of the Company's securities.

    8. Termination of Rights Under Certain Agreements. Under the terms of certain of the Company's distribution agreements, the other party to the agreement, typically the producer, has the right to unilaterally terminate the agreement if certain levels of revenues are not attained over a fixed period of time through the Company's licensing and distribution of the Property to which the agreement relates. If these termination rights are exercised, such exercise could have a material adverse effect on the operations of one or more of the Company's divisions.

    9. Dependence Upon Key Personnel. The Company is highly dependent on the services of its Chairman of the Board, Herbert M. Pearlman, its President, David
M. Fox, its Managing Director of International Sales and Marketing, Scott Hanock, its Executive Vice President (and President of A Pix), Robert Baruc, and its Treasurer and Chairman of the Executive Committee, David S. Lawi. The loss of the services of one or more of Messrs. Pearlman, Fox, Hanock, Baruc, or Lawi would have a material adverse effect upon the Company's business. Presently, the Company has key man life insurance only on the lives of Messrs. Fox and Baruc in the amounts of $1,000,000 and $750,000, respectively.

    10.  Control by Current Stockholders, Officers and Directors.   The
executive officers and directors of the Company beneficially own an aggregate of approximately 42% of the Company's voting capital stock. Such a concentration of voting power could serve to perpetuate current management.

    11. Potential Anti-takeover Effect of Provisions of Certificate of Incorporation and Delaware Law. The Company's Board of Directors is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The directors may only be removed, prior to the expiration of their respective terms, for cause and by a vote of the stockholders. The Company's Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares of Common Stock to alter, amend or adopt any provision relating to the election, number or terms of directors comprising the Board of Directors. This classified board, the limited rights to remove directors and the super-majority voting required to change this structure could discourage, prevent or delay a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares.

    The Company's Certificate of Incorporation also authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

    Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock. This provision of law could similarly discourage, prevent or delay a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares.

    12. No Dividends. The Company has not paid any cash dividends on its Common Stock to date and does not anticipate declaring or paying any cash
dividends on Common Stock in the foreseeable future.   The Company's credit
facility prohibits the payment of cash dividends.

    13.  Potential Adverse Effect of Redemption of Class B Warrants.   The
Class B Warrants offered hereby are redeemable at a price of $.10 per Warrant, provided that: (i) prior notice of not less than 30 days is given to the Warrantholders; and (ii) the closing high bid price of the Common Stock on each of the 20 consecutive trading days (or lesser number of days with the consent of the Underwriter of the Company's initial public offering, but not less than 10 consecutive trading days) ending on the third day prior to the date on which the Company gives notice has been at least $5.70. Warrantholders have exercise rights until the time and date set for redemption. Notice of redemption of the Class B Warrants could force the holders to exercise their Class B Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell their Class B Warrants at the current market price when they might otherwise wish to hold the warrants, or to accept the redemption price which is likely to be substantially less than the market value of the Class B Warrants at the time of redemption.

    14.  Current Prospectus and State Blue Sky Registration or Exemption
Required For Exercise of Class B Warrants.   Holders of the Class B Warrants
will have the right to exercise their warrants for the purchase of shares of Common Stock only if (i) a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states, or (ii) an applicable exemption from such registration and qualification requirements exist. The Company intends to keep effective under the Securities Act of 1933, as amended (the "Act"), a current prospectus which will permit the purchase and sale of the Common Stock underlying the Class B Warrants offered hereby, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying such warrants in those states in which such securities are to be offered, where no exemption otherwise exists, no assurance can be given that such qualification will occur. The Class B Warrants offered hereby may be deprived of any value if a prospectus covering the shares issuable upon the exercise thereof is not kept effective under the Act and current or if such underlying shares are not, or cannot be, registered in the applicable states and no exemption from such qualification or registration otherwise exists.


                                   USE OF PROCEEDS

    The Company will receive proceeds from the sale of those shares which are issuable upon exercise of the common stock purchase warrants and options included within the Derivative Securities. If all such Derivative Securities are exercised, the Company will receive aggregate gross proceeds of approximately $9,949,470. No assurance can be given, however, that all or any portion of such Derivative Securities will be exercised. If any such Derivative Securities are exercised, the Company intends to use the proceeds for general corporate purposes, which may include, but are not limited to, acquisitions of Properties, refinancing of indebtedness, working capital or other capital expenditures and acquisitions.


                              SELLING SECURITY HOLDERS

    The following table provides certain information with respect to the securities offered hereby by the Selling Security Holders (the "Selling Security Holders") (which information has been furnished to the Company by the Selling Security Holders and other sources which the Company has not verified). Because the Selling Security Holders may sell all or a portion of their securities pursuant to this Prospectus and the fact that this offering is not being underwritten on a firm commitment basis, the amount of securities that may be owned after the offering assumes that the Selling Security Holders will offer and sell all of the securities and not acquire any other securities issued by the Company. The securities offered by this Prospectus may be offered from time to time, in whole or in part, by the Selling Security Holders or by their transferees, as to whom applicable information will, to the extent required, be set forth in a Prospectus Supplement. See "Plan of Distribution."

                                   Class B Warrants

                                                                     Position,
                                                                     office or
                                        Number of       Percent of  relationship
                Class B                  Class B        Class B      with the
                Warrants                 Warrants       Warrants    Company and
              Beneficially   Class B   Beneficially   Beneficially   affiliates
              Owned Prior    Warrants   Owned After    Owned After   during the
                 To the      that may      the           the            past
              Offering(1)   be Offered  Offering(1)   Offering(1)   Three Years
              ------------  ----------  ------------  ------------  ------------

David M. Fox     25,000       25,000         --             --      President,
                                                                    Chief
                                                                    Executive
                                                                    Officer and
                                                                    a Director
                                                                    of the
                                                                    Company.

The Mezzanine
Financial Fund,
L.P.             34,468       34,468         --             --      See
                                                                    Footnote(2)

Bishop & Co.     15,000       15,000         --             --      Larry
                                                                    Bishop, a
                                                                    Director of
                                                                    the Company
                                                                    is a general
                                                                    partner of
                                                                    Bishop & Co.

Gray, Seifert     5,000        5,000         --             --      Larry
& Co., Inc.                                                         Bishop, a
Agent for Betty                                                     Director of
B. Iselin                                                           the Company,
                                                                    is an
                                                                    executive
                                                                    officer of
                                                                    Gray,
                                                                    Seifert &
                                                                    Co., Inc.

Herbert M.
Pearlman         93,333       45,000       48,333          3.7%     Chairman of
                                                                    the Board of
                                                                    the Company

David S. Lawi    39,167       22,750       16,417          1.3%     Chairman of
                                                                    the
                                                                    Executive
                                                                    Committee,
                                                                    Treasurer,
                                                                    Secretary
                                                                    and Director
                                                                    of the
                                                                    Company

_______________

(1) The amount and percentage of Class B Warrants beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

(2) The Mezzanine Financial Fund, L.P. ("Mezzanine") has provided loans and other financial accommodations to the Company, from time to time, during the past three years. Messrs. Pearlman and Lawi, executive officers and directors of the Company, and Mr. Murphy, the Company's Chief Financial Officer, are officers, directors and principal stockholders of the general partner of Mezzanine. Walter M. Craig, Jr., a director of the Company, is also an officer and director of the general partner of Mezzanine. In addition, Messrs. Pearlman and Lawi are executive officers, directors and principal stockholders of Helm Resources, Inc. ("Helm"), which presently owns approximately 9% of the limited partnership interests of Mezzanine. Mr. Craig is an officer and director of Helm and Mr. Murphy is an officer of Helm.

                                    Common Stock


                                                                          Number of         Percent of
                                   Common Stock                           Shares               Shares
                                   Beneficially                         Beneficially        Beneficially       Position, office or
                                  Owned Prior To         Shares          Owned After        Owned After        Relationship to the
                                       the              that may             the               the              Company during the
                                   Offering (1)        be offered        Offering (1)       Offering (1)         past Three Years
                                 ---------------      ------------      ---------------     -------------      -------------------

Critical Mass, L.L.C.                205,402            205,402              -----              -----            See Footnote (2)

Steven Churchill                      47,933            47,933               -----              -----            See Footnote (3)

Charles E. Walsh                      15,790            15,790               -----              -----            See Footnote (4)

G. Paul Sullivan                      13,074            13,074               -----              -----            See Footnote (5)

Garrison & Kelley,                     5,640            5,640                -----              -----            See Footnote (6)
CPA's PLLC

TRP General Partnership                5,629            5,629                -----              -----            See Footnote (7)

Eugene Krueger                         4,737            4,737                -----              -----            See Footnote (8)

Paul Speer                             4,066            4,066                -----              -----            See Footnote (9)

David Lanz                             3,219            3,219                -----              -----            See Footnote (10)

Baldwin & Associates, Inc.             3,158            3,158                -----              -----            See Footnote (11)

Jim McKeon                             1,500            1,500                -----              -----            See Footnote (12)

Jan C. Nickman                         1,320            1,320                -----              -----            See Footnote (13)

Kevin J. Garrison                      1,285            1,285                -----              -----           See Footnote (14)

Kipp Kilpatrick                          913              913                -----              -----           See Footnote (15)

Robert Baruc                         339,999          200,000               139,999             2.4%            See Footnote (16)


-----------------------------------

(1) The amount and percentage of shares of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

(2) The members of Critical Mass, LLC ("Critical Mass") consist of G. Paul Sullivan, Paul Speer, David Lanz, Kevin Garrison, Kipp Kilpatrick and Charles E. Walsh. G. Paul Sullivan is the President and a director of Miramar Images, Inc. ("Miramar"), a wholly-owned subsidiary of the Company, and was formally a shareholder of Miramar until the Company's acquisition of such corporation (the "Miramar Acquisition"). Kipp Kilpatrick is an executive officer of Miramar and was also formally a shareholder of Miramar. David

         Lanz, Kevin Garrison and Paul Speer were shareholders, officers and directors of Miramar until the Miramar Acquisition. David Lanz and Paul Speer have licensed various entertainment properties to the Company in the past and may do so in the future. In addition, Mr. Garrison's accounting firm, Garrison & Kelley, CPA's PLLC performs accounting services for Miramar. Each of the members of Critical Mass had been creditors of Miramar as a result of loans they had extended to it. The Company purchased Miramar's indebtedness to them at the same time it purchased all of Miramar's outstanding shares of capital stock. Pursuant to a contractual obligation, if the proceeds of the sale of Critical Mass's shares do not at least equal approximately $900,000 by March 17, 1998 (one year from the Company's acquisition of Miramar's capital stock) the Company must pay the amount of the shortfall to Critical Mass. It is expected that the shares will be sold on or before March 17, 1998 to satisfy debt owed by Critical Mass' members to institutional lenders as well as to determine the amount, if any, of the shortfall.

(3) Steven Churchill is a licensor of certain entertainment properties to Miramar. His shares, which are contained herein, were issued as part of a settlement for unpaid royalties. Pursuant to a contractual obligation if the proceeds of the sale of Mr. Churchill's shares do not at least equal approximately $200,000 by March 17, 1998 (one year from the Company's acquisition of Miramar's capital stock), the Company will be required to pay the amount of the shortfall to Mr. Churchill. It is expected that his shares will be sold on or before such date.

(4) Charles E. Walsh extended a series of loans to Miramar during 1996. The shares set forth were issued to Mr. Walsh as partial settlement of Miramar's indebtedness with respect to such loans. See Footnote (2).

(5) G. Paul Sullivan is the president and a director of Miramar. The shares set forth were issued by the Company in connection with its acquisition of Mr. Sullivan's shares of Miramar capital stock. See Footnote (2).

(6) Garrison & Kelley, CPA's PLLC performs accounting services from time to time for Miramar. The shares set forth were issued to the firm as part of a settlement for amounts owed by Miramar for services rendered. See Footnote (2) and (1).

(7) TRP General Partnership leases office space to Miramar. The shares set forth were issued as part of a settlement for amounts owed by Miramar for past rent.

(8) Eugene Krueger is an executive officer of Baldwin & Associates, Inc. See Footnote (11).

(9) Until the Miramar Acquisition, Paul Speer was an officer, director and shareholder of Miramar. Mr. Speer has licensed various entertainment properties to the Company in the past and it is expected that he will produce and license entertainment properties to the Company in the future. The shares set forth were issued by the Company in connection with its acquisition of Mr. Speer's shares of Miramar capital stock. See Footnote (2).

(10) David Lanz was a shareholder, director and officer of Miramar. Mr. Lanz has licensed various entertainment properties to the Company in the past and he may do so in the future. The shares set forth were issued by the Company in connection with its acquisition of Mr. Lanz's shares of Miramar capital stock. See Footnote (2).

(11) Baldwin & Associates, Inc. acted as a broker with respect to the Company's acquisition of Miramar. The shares set forth were issued by the Company as partial payment of a fee in connection with such services.

(12) James McKeon has acted as a consultant to Miramar in the past with respect to specific distribution arrangements and entertainment projects and could be retained by Miramar from time to time in the future.. The shares set forth were issued as part of a settlement of amounts owed by Miramar to Mr. McKeon.

(13) Jan Nickman is a licensor of certain entertainment properties to Miramar. The shares set forth were issued as part of a settlement of amounts owed by Miramar to Mr. Nickman primarily for royalties.

(14) Kevin Garrison is a member of the accounting firm Garrison & Kelley, CPA's PLLC, which provides accounting services to Miramar. Until the Miramar Acquisition, he also was an officer, director and shareholder of Miramar. The shares set forth were issued by the Company in connection with its acquisition of Mr. Garrison's shares of Miramar capital stock. See Footnotes (2) and (6).

(15) Kipp Kilpatrick is an executive officer of Miramar and, until the Miramar Acquisition, was a shareholder of Miramar. The shares set forth were issued by the Company in connection with its acquisition of Mr. Kilpatrick's shares of Miramar capital stock. See Footnote
         (2).

(16) Robert Baruc is an executive officer and a director of the Company. The shares set forth are issuable to him as a result of the merger of A Pix with and into the Company.



                                 PLAN OF DISTRIBUTION

         The Selling Security Holders Securities may be sold pursuant to this Prospectus from time to time by the Selling Security Holders, or by pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the applicable Selling Security Holders Securities are listed at the time of sale), or in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Selling Security Holders Securities may be sold by various methods, including, but not limited to one or more of the following: (a) directly in a privately negotiated transaction; (b) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Security Holders Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (d) an exchange transaction in accordance with the rules of such exchange; and (e) ordinary brokers' transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Alternatively, the Selling Security Holders may from time to time offer the Selling Security Holders Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders or the purchasers of Selling Security Holders Securities for whom they may act as agents. In addition, any of the Selling Security Holders Securities which qualify for sale pursuant to Rule 144 under the Act, or otherwise pursuant to an applicable exemption under such act, may be sold other than pursuant to this Prospectus. The Selling Security Holders and any such underwriters, dealers or agents that participate in the distribution of Selling Security Holders Securities may be deemed to be "underwriters" within the meaning of the Act, and any profit on the sale of the Selling Security Holders Securities by such Selling Security Holders and any discounts, commissions or concessions received by such Selling Security Holders may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any of the proceeds of the offering of the Selling Security Holders Securities hereunder for the account of the Selling Security Holders. See "Use of Proceeds."

                              CHART OF DERIVATIVE SHARES





                                             Exercise or
                                               Conversion             Expiration or               Number of
Description of Derivative Securities        Price Per Share           Maturity Date           Derivative Shares
------------------------------------        ---------------         -----------------         ------------------

Common Stock Purchase Options                  $3.875                 June 30, 2001                 400,000

10% Convertible Subordinated
Debentures due June 30, 2003                     4.50                 June 30, 2003                1,605,000


Common Stock Purchase Warrants                   6.00                 June 30, 2003                  722,250


Common Stock Purchase Warrants                   4.50                 December 31,2001               295,000






                                             Exercise or
                                               Conversion             Expiration or               Number of
Description of Derivative Securities        Price Per Share           Maturity Date           Derivative Shares
------------------------------------        ---------------         -----------------         ------------------

Class B redeemable common stock                  4.28                June 22, 1998                  164,555
purchase warrants

Common Stock Purchase Option                     3.09                Six months after                10,500
                                                                     the effective date
                                                                     of this registration
                                                                     statement

Common Stock Purchase Warrants                   4.28                December 31, 2000               10,500

Common Stock Purchase Warrants                   3.70                December 31, 2001              425,805

Common Stock Purchase Warrants                  3.325                September 30, 1998              39,375

Common Stock Purchase Warrants                   4.04                June 30, 2000                   15,750

Common Stock Purchase Warrants                   4.92                June 20, 2000                   21,000

Common Stock Purchase Warrants                   3.80                Three years                      2,625
                                                                     after issuance

Unit Purchase Option                            4.225                June 23, 1998                    9,975

Class A common stock purchase                    3.14                June 22, 1998                    9,975
warrants



The Derivative Shares are issuable upon exercise or conversion of the various applicable Derivative Securities described above. In addition, this Prospectus includes the issuance of 9,500 Class B Warrants that are issuable upon exercise of a Unit Purchase Option, having a price of $4.225 per Unit. Each such unit consists of one share of Common Stock; one Class A common stock purchase warrant, each entitling the holder to purchase 1.05 shares of Common Stock at a price of $3.30 (i.e. $3.14 per share) and expiring June 22, 1998; and one Class B Warrant, each entitling the holder to purchase 1.05 shares of Common Stock at a price of $4.50 (i.e. $4.28 per share) and expiring June 22, 1998. The Derivative Shares and Derivative Class B Warrants are being registered pursuant to the Act and offered hereby to permit the issuance by the Company of registered securities upon the exercise or conversion of options, warrants or notes in accordance with their terms. Additional shares of Common Stock may be issuable pursuant to the antidilution provisions of certain of the Derivative Securities, which shares are also being registered hereby pursuant to Rule 416 promulgated under the Act. If all of the warrants and options to purchase the Derivative Shares are exercised, which would include the exercise of the Derivative Class B Warrants, the Company will receive aggregate cash proceeds of approximately $9,949,470. See "Use of Proceeds."

    If required by applicable law, at the time a particular offer of Securities is made, an accompanying Prospectus Supplement will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such Prospectus Supplement and, if necessary, post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

    From time to time the Company may amend this Prospectus by Prospectus Supplements, or post-effective amendments to the Registration Statement of which this Prospectus is a part, to offer the Securities obtained by persons who may, by virtue of their relationship to the Company, be deemed underwriters under the Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to such Securities for a specified period prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M promulgated by the Commission under the Exchange Act, which provisions may limit the timing of purchases and sales of the Securities by the Selling Security Holders or any such other person.

    In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such jurisdiction, or unless an exemption from registration or qualification is available and complied with.

    The Company will bear all expenses of the registration of the Securities under the Act and all expenses of notices and filings with respect to the Securities under the applicable state Blue Sky laws. The Selling Security Holders will be responsible for any and all discounts, commissions and other compensation to underwriters or dealers in the distribution of the Selling Security Holder Securities.

Transfer Agent

    The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                    LEGAL MATTERS

    Certain legal matters relating to the legality of the Securities offered hereby have been passed upon for the Company by St. John & Wayne, Heron Tower, 70 East 55th Street, New York, New York 10022.

                                       EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and for the two year period then ended incorporated by reference in this Prospectus have been audited by Richard A. Eisner & Company, LLP, an independent auditor, as set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         DISCLOSURE OF COMMISSION POSITION ON
                    INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


    The Certificate of Incorporation of the Company provides that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

    The Company has entered into an agreement with each Selling Security Holder providing for indemnification of the Company, and its officers, directors and controlling persons, for certain liabilities under the Securities Act.

    Insofar as indemnification of liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

    The following table sets forth the estimated expenses of Unapix Entertainment, Inc. in connection with the distribution of the securities being registered:

Registration Fee..........................................................$5,860
American Stock Exchange Listing Fee......................................$17,500
Legal Fees and Expenses..................................................$10,000
Blue Sky Fees and Expenses................................................$5,000
Accounting Fees and Expenses..............................................$5,000
Miscellaneous Expenses....................................................$1,000
TOTAL................................................................... $44,360

Item 15.  Indemnification of Directors and Officers

    Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

    Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

    Section 145(g) of the General Corporation Law provides in general that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

    The Company's By-laws and Amended and Restated Certificate of Incorporation provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law.

    Section 102(b) of the GCL permits a Delaware corporation, by so providing in its Certificate of Incorporation, to eliminate or limit the personal liability of a director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. The GCL, however, provides that no such limitation of liability may effect a director's liability with respect to any of the following: (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors to the fullest extent permitted by
Section 102(b) of the GCL.

    The Company has entered into an agreement with each Selling Stockholder which provides for reciprocal indemnification between the Company and the Selling Stockholder against certain liabilities in connection with this offering.



Item 16.  Exhibits

Exhibit Number        Description

4.1 Company's Certificate of Incorporation, dated January 7, 1993 [incorporated herein by reference to Exhibit 3.1 to the Company's Form SB-2 Registration Statement, File No. 33-61798 (the "Registration Statement")].

4.1.1                 Amendment No. 1 to Company's Certificate of
                      Incorporation, dated March 15, 1993
                      [incorporated herein by reference to Exhibit
                      3.1.1 to the Registration Statement]

4.1.2                 Certificate of Ownership and Merger, dated
                      March 23, 1993 [incorporated herein by
                      reference to Exhibit 3.1.2 to the Registration
                      Statement]

4.1.3                 Amendment No.2 to Company's Certificate of
                      Incorporation, dated April 21, 1993
                      [incorporated herein by reference to Exhibit
                      3.1.3 to the Registration Statement].

4.1.4                 Amendment No. 3 to Company's Certificate of
                      Incorporation, dated June 10, 1993
                      [incorporated herein by reference to Exhibit
                      3.1.4 to the Registration Statement]

4.1.5 Certificate of Designations, Preferences and Rights of Series A 8% Cumulative Convertible Preferred Stock [incorporated herein by reference to Exhibit 3.1.5 to the Company's Annual Report on Form 10-KSB for 1993]

4.1.6 Certificate of Increase to the Certificate of Designations, Preferences and Rights of Series A 8% Cumulative Convertible Preferred Stock [incorporated herein by reference to Exhibit
                      3.1.6 to the Company's Annual Report on Form
                      10-KSB for 1994]

4.1.7 Certificate of Ownership and Merger, dated August 8, 1996, merging A Pix Entertainment, Inc. into the Company [incorporated herein by reference to Exhibit 3.1.7 to the Company's Annual Report on Form 10-KSB for 1996]

4.2 By-Laws of the Company [incorporated herein by reference to 3.2 to the Registration
                      Statement]

4.3 Form of Common Stock Certificate [incorporated herein by reference to Exhibit 4.1 to the Registration Statement]

4.4                   Form of Class B Warrant Certificate
                      [incorporated herein by reference to Exhibit
                      4.3 to the Registration Statement]

4.5 Form of Class B Warrant Agreement between American Stock Transfer & Trust Company and the Company [incorporated herein by reference to Exhibit 4.5 to the Registration Statement]

5.1 Opinion of St. John & Wayne as to the legality of the securities to be registered [Filed herewith]

23.1                  Consent of Richard A. Eisner & Company, LLP
                      [Filed herewith]

23.2                  Consent of St. John & Wayne [included in
                      Exhibit 5.1]

24.1 Power of Attorney [included on the signature page hereof]


Item 17.   Undertakings

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)   Not Applicable

              (ii)  Not Applicable

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, or otherwise, the Securities and Exchange Commission has informed the registrant that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonably grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 19, 1997.

    UNAPIX ENTERTAINMENT, INC.

    By: /s/ David M. Fox
       -----------------------------
       David M. Fox, President, Chief
       Executive Officer and Director
       (principal executive officer)


    By: /s/ Daniel T. Murphy
       -----------------------------
       Daniel T. Murphy
       Chief Financial Officer
       (principal financial officer)

    By: /s/ Steven P. Low
       -----------------------------
       Steven P. Low, Chief Accounting Officer
       (principal accounting officer)

    Each person whose signature appears below constitutes and appoints David M. Fox and Daniel T. Murphy true and lawful attorneys-in-fact and agents each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Herbert M. Pearlman        Chairman of the Board of          June 19, 1997
-------------------------      Directors
Herbert M. Pearlman


/s/ David M. Fox               President, Chief Executive        June 19, 1997
-------------------------      Officer and Director
David M. Fox


/s/ David S. Lawi              Director                          June 19, 1997
-------------------------
David S. Lawi


/s/ Robert Baruc               Director                          June 19, 1997
-------------------------
Robert Baruc


/s/ Scott Hanock               Director                          June 6, 1997
-------------------------
Scott Hanock


/s/ Martin D. Payson           Director                          June 19, 1997
-------------------------
Martin D. Payson


/s/ Walter M. Craig, Jr.       Director                          June 19, 1997
-------------------------
Walter M. Craig, Jr.


/s/ Lawrence Bishop            Director                          June 19, 1997
-------------------------
Lawrence Bishop

                                  INDEX TO EXHIBITS

Number       Description                                     Sequential Page No.

5.1          Opinion of St. John & Wayne


23.1         Consent of Richard A. Eisner & Company,
             LLP Independent Auditors


23.2         Consent of St. John & Wayne
             (included in Exhibit 5.1)


24.1         Power of Attorney (included on the signature    II-4
             page hereof)